CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $1,250,000,000	Amount of Registration Fee(1) $145,125

(1)

Pursuant to Rule 457(p) under the Securities Act and Securities Act Release No. 7943, dated January 26, 2001, a registration fee of $753,280 was paid with respect to securities available for issuance under a Registration Statement on Form S-3 (Registration No. 333-126750), filed by JPMorgan Chase & Co. and certain of its affiliates on July 21, 2005. Pursuant to Rule 457(b) and 457(p), $496,290.74 of prepaid registration fees is presently available for offset. The $145,125.00 registration fee associated with the instant offering is hereby offset against the prepaid registration fees made in connection with the securities available for issuance under Registration Statement No. 333-126750. Since the prepaid registration fees completely offset the registration fee for this offering, no additional registration fee is being paid for this offering, and, following this offering, $351,165.74 will remain available for future offset against registration fees that would otherwise be payable under the Automatic Shelf Registration Statement on Form S-3 filed on October 13, 2010 by JPMorgan Chase & Co. (Registration No. 333-169900).

Pricing Supplement No. 203L, dated January 14, 2011 (To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	Rule 424(b)(2) File No. 333-169900 CUSIP No. 46623EJE0

JPMorgan Chase & Co.

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series H Due from Nine Months to Thirty Years from Date of Issue

[ ]	Subordinated Medium Term Notes, Series C Due from Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$1,250,000,000 99.971% $ 1,875,000 $ 1,247,762,500
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC Fifth THIRD SECURITIES, INC. KEYBANC CAPITAL MARKETS INC. MORGAN KEEGAN & COMPANY, INC. RAMIREZ & CO., INC. HE WILLIAMS CAPITAL GROUP, L.P.	$ 1,150,000,000 $ 25,000,000 $ 25,000,000 $ 25,000,000 $ 12,500,000 $ 12,500,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
[X]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date: January 24, 2011
Stated Maturity: January 24, 2014

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[X]  Fixed Rate Note: 2.05% per annum

[ ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 [ ]

Interest Payment Dates:   Semiannually on the 24th of January and July, via following business day convention, commencing July 24, 2011

Interest Reset Dates: Not Applicable

Index Maturity:   Not Applicable
Spread (+/-):   Not Applicable
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]